UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2026

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

379 Interpace Parkway
Parsippany, NJ	07054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 496-4700

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	CAR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 29, 2026, Avis Budget Car Rental, LLC (“ABCR”) and Avis Budget Finance, Inc. (together, the “Issuers”), each, a wholly-owned subsidiary of Avis Budget Group, Inc. (the “Company”), issued $300 million aggregate principal amount of 8.000% Senior Notes due 2031 (the “New Notes”). The New Notes were issued as additional notes pursuant to the Indenture, dated as of November 22, 2023 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 29, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each by and among the Issuers, the guarantors party thereto and Citibank, N.A., as trustee. The Issuers previously issued $500 million aggregate principal amount of 8.000% Senior Notes due 2031 (the “Existing Notes” and, together with the New Notes, the “Notes”) under the Base Indenture. The New Notes will form part of the same series as the Existing Notes.

The Issuers intend to use the net proceeds from the offering of the New Notes, together with cash on hand, to redeem a portion of its 5.750% Senior Notes due 2027, and pay fees and expenses in connection with the foregoing.

The Notes will mature on February 15, 2031 and bear interest at a rate of 8.000% per annum, payable semi-annually in cash in arrears on May 15 and November 15 of each year. Interest on the New Notes will be deemed to accrue from May 15, 2026 and the first interest payment will be on November 15, 2026.

The Notes are guaranteed on a senior unsecured basis by the Company, Avis Budget Holdings, LLC and ABCR’s existing and future direct and indirect wholly owned domestic restricted subsidiaries that also guarantee ABCR’s senior secured credit facilities.

The Issuers may redeem all or part of the Notes at any time prior to November 15, 2026 at a redemption price equal to 100% of the aggregate principal amount thereof, plus a make-whole premium, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. The Issuers may redeem all or part of the Notes at any time on or after November 15, 2026 at the redemption prices set forth in the Indenture. At any time on or prior to November 15, 2026, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net cash proceeds that ABCR raises in one or more equity offering, at the redemption price specified in the Indenture.

Upon the occurrence of specified kinds of changes of control, ABCR must offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture limits, among other things, the ability of ABCR and its restricted subsidiaries to (i) pay dividends on or make other distributions in respect of equity interests or make other restricted payments; (ii) create liens on certain assets to secure debt; (iii) make certain investments; (iv) sell certain assets; (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of ABCR’s assets; and (vi) designate ABCR’s subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods).

The foregoing summary of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Base Indenture and the Notes, which are filed as Exhibits 4.1 and 4.2 to the Current Report on Form 8-K filed on November 22, 2023, and the Supplemental Indenture, which is filed as Exhibit 4.1 hereto, each of which is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	First Supplemental Indenture, dated as of May 29, 2026, by and among Avis Budget Car Rental, LLC and Avis Budget Finance, Inc., as issuers, the guarantors party thereto and Citibank, N.A., as trustee.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Jean M. Sera
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Date: June 1, 2026

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